Exhibit 4.12.2

AMENDMENT No. 2 TO

PROMISSORY NOTE

This Amendment No. 2 to Promissory Note (this “Amendment”), dated March 7, 2017, by and between Pyxis Tankers Inc. (“Maker”) and MARITIME INVESTORS CORP. (“Payee”), amends in part the Promissory Note, made by Maker in favor of Payee as of October 25, 2015, and previously amended on August 9, 2016 in the principal amount of $2,500,000 (the “Promissory Note”).

Whereas Maker and Payee desire to extend the repayment date of the Promissory Note by one year.

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows:

1.Section 1. (Principal) in the Promissory Note is hereby deleted in its entirety and replaced with the following:

“1.          Principal.  The principal balance of this Note shall be repayable on January 15, 2019.”

2.This Amendment sets forth the entire understanding of Maker and Payee with respect to the subject matter hereof and except as set forth herein, the Promissory Note remains a valid, binding agreement between the parties.

3. This Amendment shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

4.This Amendment may be executed in any number of counterparts each of which shall be deemed an original and all of which, taken together, shall constitute a single original document.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Promissory Note as of the date first written above.

PYXIS TANKERS INC.

By:     /s/ Konstantinos Lytras

        Name: Konstantinos Lytras

        Title:  COO

MARITIME INVESTORS CORP.

By:       /s/ Valentios Valentis

        Name: Valentios Valentis

        Title: President